As filed with the Securities and Exchange Commission on October 20, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ELECTRIQ POWER HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-3310839
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

625 N. Flagler Drive, Suite 1003 West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)
Electriq Power, Inc. 2015 Equity Incentive Plan
(Full title of the plan)

Frank Magnotti
Chief Executive Officer
625 N. Flagler Drive, Suite 1003
West Palm Beach, Florida 33401
(833) 462-2883
(Name, address and telephone number, including area code, of agent for service)
Copy to:
Flora R. Perez, Esq.
Greenberg Traurig, P.A.
401 East Las Olas Blvd., Suite 2000
Fort Lauderdale, Florida 33301
(954) 765-0500
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the Electriq Power, Inc. 2015 Equity Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
The following documents filed with the Commission by Electriq Power Holdings, Inc. (the “Registrant”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than information furnished pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K, are incorporated herein by reference:

Commission Filing	Period Covered or Date of Filing
The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act in connection with the Registrant’s Registration Statement on Form S-4/A (File No. 333-268349), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.	July 10, 2023

Quarterly Reports on Form 10-Q (File No. 001-39948)	Quarters ended June 30, 2023, March 31, 2023

Current Reports on Form 8-K (File No. 001-39948)	August 28, 2023, August 16, 2023, August 4, 2023, August 1, 2023, July 26, 2023, July 24, 2023, July 18, 2023, June 14, 2023, March 23, 2023

Description of the Registrant’s common stock which is contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39948), including any amendment or report filed for the purpose of updating such description.	July 31, 2023
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.

Item 5.     Interests of Named Experts and Counsel.
None.
Item 6.     Indemnification of Directors and Officers.
Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
The Registrant’s Certificate of Incorporation contains provisions that eliminate the personal liability of Registrant’s directors and certain officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer to the fullest extent permitted by Delaware law. The Registrant’s Certificate of Incorporation and bylaws require Registrant to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. The Registrant plans to maintain a directors’ and officers’ insurance policy pursuant to which the Registrant’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Registrant’s Certificate of Incorporation and bylaws prohibit any retroactive changes to the rights or protections or increasing the liability of any director or officer in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.
In addition, the Registrant has entered into separate indemnification agreements with its directors and officers. These agreements, among other things, require the Registrant to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of the Registrant’s directors or officers or any other company or enterprise to which the person provides services at the Registrant’s request.
Item 7.    Exemption from Registration Claimed.
Not applicable.

Item 8.    Exhibits

Exhibit Number	Description	Method of Filing
3.1	Second Amended and Restated Certificate of Incorporation of the Registrant.	Incorporated herein by reference to Annex B to the Proxy Statement/Consent Solicitation/Prospectus filed on July 12, 2023.

4.2	Amended and Restated Bylaws of the Registrant.	Incorporated herein by reference to Annex C to the Proxy Statement/Consent Solicitation/Prospectus filed on July 12, 2023.

5.1	Opinion of Greenberg Traurig, P.A.	Filed herewith.

23.1	Consent of RSM US LLP.	Filed herewith.

23.2	Consent of WithumSmith+Brown, PC.	Filed herewith.

23.3	Consent of Greenberg Traurig, P.A.	Included in Exhibit 5.1.

99.1	Electriq Power, Inc. 2015 Equity Incentive Plan.	Filed herewith.

107	Filing Fee Table.	Filed herewith.
Item 9.    Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the West Palm Beach, Florida on the 20th day of October 2023.

ELECTRIQ POWER HOLDINGS, INC.

By:	/s/ Frank Magnotti
Name: Frank Magnotti
Title: Chief Executive Officer
Power of Attorney
KNOW ALL PERSONS BY THESE PRESENTS, that each officer and director of Electriq Power Holdings, Inc. whose signature appears below hereby severally constitutes and appoints Petrina Thomson and James Van Hoof, and each of them individually (with full power to each of them to act alone), with full power of substitution and re-substitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney and all capacities to sign any and all amendments may be executed in counterparts.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 20, 2023.

Signature	Title

/s/ Frank Magnotti	Chief Executive Officer and Director (principal executive officer)
Frank Magnotti

/s/ Petrina Thomson	Chief Financial Officer (principal financial officer and principal accounting officer )
Petrina Thomson

/s/ John Michael Lawrie	Director
John Michael Lawrie

/s/ Carol L. Coughlin	Director
Carol L. Coughlin

/s/ Jennifer Lowry	Director
Jennifer Lowry

/s/ Gideon Soesman	Director
Gideon Soesman

/s/ Zainabu Oke	Director
Zainabu Oke

/s/ Kristina Peterson	Director
Kristina Peterson